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                                                                 EXHIBIT (a)(13)

                            NOTICE TO PARTICIPANTS IN
                            THE PIERCING PAGODA, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                 AUGUST 29, 2000

         You are the owner of shares of common stock of Piercing Pagoda, Inc. ("PPI") purchased for your account as a participant in PPI's Employee Stock Purchase Plan.

         Enclosed are materials that are being sent to all PPI stockholders describing an offer by Jewelry Expansion Corporation, an indirect wholly owned subsidiary of Zale Corporation, to purchase all of the outstanding shares of PPI common stock for $21.50 net per share in cash. The offer will expire at 12:00 midnight, New York City time, on September 19, 2000 unless the offer is extended.

         If you want to tender all or part of the shares of PPI common stock held in your Plan account according to the terms of the offer to purchase, you must instruct the Plan Administrator and Custodian to do so by completing this form and returning it to the depositary for the offer to purchase, American Stock Transfer & Trust Company, in the enclosed envelope. Completed forms must be received by Friday, September 15, 2000. If you do not want to tender any shares, you do not need to do anything. You do not need to complete any other form, including the blue Letter of Transmittal, to tender shares held in your Plan account.

         You may have received other copies of the enclosed materials relating to shares that you hold directly in your name. You must complete and return the blue Letter of Transmittal to tender those shares. Even if you have returned the blue Letter of Transmittal relating to shares that you hold directly, you must also return this form to complete the tender of shares held in your Plan account.

         If you have any questions about the offer to purchase, this form or the enclosed materials, please call Morrow & Co., Inc. at 800/566-9061.

                              --------------------

                          (check one box and complete)

To the Administrator and Custodian of the PPI 1998 Employee Stock Purchase Plan:

         Please tender all of the shares of PPI common stock held in my Plan account.

         Please tender _____% of the shares of PPI common stock held in my Plan account.


Participant Signature:                             Date:
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Participant Name:                                  Telephone #:
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Social Security #:
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